Exhibit 10.1
CHF SOLUTIONS, INC.

__________________, 2018

[NAME AND ADDRESSS OF INVESTOR]

Re:          Reset Offer of Common Stock Purchase Warrants

To Whom It May Concern:

CHF Solutions, Inc. (the “Company”) is pleased to offer to you the opportunity to amend the exercise price of the common stock purchase warrants set forth on Annex I attached hereto (individually, the “Series 1 Warrants” and the “Series 2 Warrants”, and, collectively, the “Existing Warrants”) currently held by each of you (each a “Holder” and collectively the “Holders”).  The shares of Common Stock underlying the Existing Warrants (“Warrant Shares”) have been registered for issuance to the Holders pursuant to a registration statement on Form S-1 (File No. 333-221010) and S-1MEF (File No. 333-221716) (collectively, the “Registration Statement”).  The Registration Statement is currently effective. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement, dated as of November 22, 2017, by and among the Company and Ladenburg Thalmann & Co. Inc. (the “Underwriting Agreement”).

Subject to, and in consideration for investing an amount equal to such Holder’s “Pro-Rata Portion” (which amount is subject to reduction to the extent the managing underwriter does not exercise its over-allotment option and subject to a pro-rata reduction of up to 300,000 shares, at the sole discretion of the managing underwriter; provided, however, in the event of any pro-rata reduction, all Existing Warrants set forth on Annex I hereto will have their exercise prices amended to $2.12 per share and all Series 1 Warrant set forth on Annex I hereto will have their termination dates amended to November 27, 2019) in the Company’s registered offering of Common Stock (the “New Offering”) pursuant to its shelf registration statement on Form S-3 (File No. 333-224881), the pricing of which is anticipated to be announced on or about June 29, 2018 and the closing of which is anticipated to occur on or about July 3, 2018, the Company hereby offers to amend the exercise price of the Holder’s Existing Warrants to $2.12, subject to adjustment as set forth in the Existing Warrants. Additionally, in consideration therefor, the Company hereby offers to amend the termination date of the Series 1 Warrants, with a termination date of November 27, 2018 to November 27, 2019. The Company and the Holders agree that this letter agreement shall be entered into as of the time of the pricing of the New Offering and that the reduction in the exercise price of the Existing Warrants and the amendment of the termination date of the Series 1 Warrants shall be effective as of the time of the closing of the New Offering.    As used herein, “Pro-Rata Portion” means x/y * z, where x = the number of Warrant Shares underlying the  Holder’s Existing Warrants and y = 7,760,400, the total number of Warrant Shares underlying the November 2017 Warrants held by Other Holders entering into Other Warrant Agreements and z = $5,200,000.

Additionally, the Company hereby agrees to its representations, warranties and covenants set forth on Annex A attached hereto.

The Holders represent and warrant that the information regarding the Existing Warrants set forth on Annex I hereto is true, complete and correct. The Holders further warrant that they have provided a Warrant Certificate Request Notice to the Company and American Stock Transfer & Trust Company, LLC (“AST”), as Warrant Agent under the Warrant Agency Agreement dated as of November 27, 2017 (the “Warrant Agency Agreement”), and have surrendered via delivery to AST through the DWAC System of The Depository Trust Company the Global Warrants set forth on Annex I hereto. The Holders and the Company hereby agree that the liquidated damages provided for in Section 3(c) of the Warrant Agency Agreement will not be due and payable to the Holders if the Warrant Certificates (as defined in the Warrant Agency Agreement) to be issued pursuant to such Warrant Certificate Request Notice are issued as amended by this letter agreement and delivered within three (3) business days of the closing of the New Offering (notwithstanding that the time of such delivery may be after the Warrant Certificate Delivery Date (as defined in the Warrant Agency Agreement)).

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holder (each, an “Other Holder”) of common stock purchase warrants issued by the Company on November 27, 2017 (collectively, the “November 2017 Warrants”) under any other agreement related to the amendment of the November 2017 Warrants (each, an “Other Warrant  Agreement”), and the Holders shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Agreement.  Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holders and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holders and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Agreement.  The Company and the Holders confirm that the Holders have independently participated in the negotiation of the transactions contemplated hereby with the advice of their own counsel and advisors.  The Holders shall be entitled to independently protect and enforce their rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until 90 days following the date hereof that none of the terms offered to any Other Holder with respect to any Other Warrant Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holders and this letter agreement.  If, and whenever on or after the date hereof until 90 days following the date hereof, the Company enters into an Other Warrant Agreement and the terms and conditions of such Other Warrant Agreement are more favorable to the Other Holders than those of the Holders and this letter agreement, then the terms and conditions of this letter agreement shall be, without any further action by the Holders or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holders shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Agreement.  The provisions of this paragraph shall apply similarly and equally to each Other Warrant Agreement.

If this offer is accepted and this letter agreement is executed, then the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder as soon as practicable, and in any event prior to 9:30 am ET on the Trading Day immediately following the date hereof.  The Company shall also file an amendment to the prospectus supplement to the Registration Statement disclosing the reduced exercise price of the Existing Warrants and the amended termination date of the Series 1 Warrants. The Company represents, warrants and covenants that the shares underlying the Existing Warrants shall be issued free of any legends or restrictions.  The terms of the Existing Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

In addition, this letter agreement shall be null and void in the event the New Offering is not consummated on or before July 3, 2018.

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company at e-mail: Claudia.Drayton@chf-solutions.com, attn.: Claudia Drayton.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

CHF SOLUTIONS, INC.

By:
Name:
Title:

[Holder signature page follows]

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Existing Warrant Shares: _____________

Aggregate Warrants Exercise Price: $_____________

[signature page to CHFS Letter Agreement]

Annex A

Representations, Warranties and Covenants of the Company.  The Company hereby makes the following representations and warranties to the Holders:

(a)        Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)        No Conflicts.  The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to approvals that have been obtained or made, or will be obtained or made, by the Company, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c)        Effectiveness of the Registration Statement.  The Company represents, warrants and covenants that the Registration Statement is effective for the resale of all of the Warrant Shares as of the date hereof and that the Company will use best efforts to keep the Registration Statement effective for the issuance of all of the Warrant Shares for the term of the Existing Warrants.

Annex I

Investor	Issue Date	Current Exercise Price	Warrant Shares